UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 17, 2009

GUARANTY FINANCIAL GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	Commission File Number	74-2421034
(State or other jurisdiction of incorporation or organization)	001-33661	(I.R.S. Employer Identification No.)

1300 MoPac Expressway South

Austin, Texas 78746

(Address of principal executive offices) (zip code)

Registrant's telephone number, including area code: (512) 434-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

Item 2.06 Material Impairments

As previously disclosed in a Current Report on Form 8-K filed on June 29, 2009, Guaranty Financial Group Inc. (the “Company”) has been working on a plan to raise substantial capital for it and its wholly-owned subsidiary, Guaranty Bank (the “Bank”) through an open bank assistance transaction with the Federal Deposit Insurance Corporation (“FDIC”) and the Office of Thrift Supervision (“OTS”) and with private investors, including the Company’s current principal stockholders. On July 17, 2009, at the direction of OTS, the Bank filed an amended Thrift Financial Report (“TFR”) as of and for the three months ended March 31, 2009. This filing reflected substantial asset write downs as described below, which resulted in the Bank having negative capital reflected in the TFR as of that date.

The Company believes that these write downs foreclosed the possibility of applying for open bank assistance. Our primary stockholders have not affirmed their willingness to commit to a capital infusion in support of such an application. As a result, the Company no longer believes that it will be possible for the Company or the Bank to raise sufficient capital to comply with the Orders to Cease and Desist described in the Company’s Current Report on Form 8-K filed on April 8, 2009. In light of these developments, the Company believes that it is probable that it will not be able to continue as a going concern.

The Company continues to cooperate with the OTS and the FDIC as they pursue potential alternatives for the business of the Bank. Any such transaction would not be expected to result in the receipt of any proceeds by the stockholders of the Company.

In connection with this process, the OTS has directed that the Board of Directors of the Bank consent to the OTS exercising its statutory authority to appoint the FDIC as receiver or conservator for the Bank. If the FDIC is so appointed, the FDIC, rather than the Board, would control the operations of the Bank. The Board has complied with the OTS demand for such consent, but the appointment of a receiver or conservator has not yet occurred. In the meantime the Board continues to function, but the OTS is exercising a significant degree of control over what had heretofore been the functions of the Board.

The amended TFR as of and for the three months ended March 31, 2009 reflected the following adjustments:

•

An adjustment to write down the non-agency mortgage-backed securities to estimated fair value (including the write off of the related deferred tax assets) resulting in an impairment charge in the amount of $1,450.3 million; and

•	an adjustment to write off goodwill in the amount of $106.6 million.

Based on these adjustments, the Bank’s core capital ratio stood at negative 5.78% as of March 31, 2009. The Bank’s total risk based capital ratio as of March 31, 2009 stood at negative 5.52%. Both of these ratios result in the Bank being considered critically under-capitalized under regulatory prompt corrective action standards.

The adjustments and capital ratio impacts described above were prepared for pro forma purposes only and were included in the Bank's amended TFR at the direction of the OTS.  The Company is in the process of determining the effect of these adjustments on its financial statements as of and for the year ended December 31, 2008. The Company is working with its independent public accountants to complete its financial statements.  The Company expects that the completed financial statements will reflect adjustments that are materially different from those indicated above and will also include other adjustments, including possible adjustments relating to the recoverability and classification of asset carrying amounts and the amount and classification of liabilities, reflecting the probability that the Bank will be unable to continue as a going concern.

All customer deposits remain fully insured to the highest limits set by the FDIC.

The foregoing are estimates only and are subject to further change, which could be material, as the Company works to complete its financial statements. Additionally, the financial statements and resulting capital ratios do not include any other adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should Guaranty Bank be unable to continue as a going concern.

Note: Certain matters discussed in this Form 8-K may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “anticipate,” “could,” “estimate,” “likely,” “intent,” “may,” “plan,” “project,” “expect,” and similar expressions, including references to assumptions or our plans and goals. Readers should not place undue reliance on these forward- looking statements. These statements reflect management’s views with respect to events as of the date of the forward-looking statement and are subject to risks and uncertainties. The Company’s actual results or performance may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors including, but not limited to: actions that may be taken or restrictions imposed by the OTS, the FDIC and other government regulatory agencies; changes in laws or regulations; general economic, market, or business conditions; changes in the value of our assets and liabilities due to market factors or otherwise; and changes that are determined to be appropriate in the process of completing our financial statements. The Company disclaims any obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUARANTY FINANCIAL GROUP INC.
Date: July 23, 2009	By:	/s/ Stephen C. Raffaele
Name: Stephen C. Raffaele
Title: Senior Executive Vice President, Chief Financial Officer